Exhibit 99.1

Rambus Initiates Accelerated Share Repurchase Program

NEWS PROVIDED BY

Rambus Inc.

March 1, 2024 09:00 ET

SAN JOSE, Calif., March 1, 2024 - (BUSINESS WIRE) – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced that it initiated an accelerated share repurchase program with Royal Bank of Canada, through its agent RBC Capital Markets, LLC (“Dealer”) to repurchase an aggregate of approximately $50 million of its common stock.

“As part of our ongoing capital allocation strategy and commitment to increasing stockholder value, this share repurchase program reflects the strength of our balance sheet and cash generation, and demonstrates our continued confidence in the long-term growth of the company,” said Luc Seraphin, president and chief executive officer at Rambus.

Under the accelerated share repurchase program, Rambus will pre-pay $50 million to Dealer and receive an initial delivery of approximately 675,000 shares of its common stock within the first week of the program. The final number of shares to be repurchased will be determined based on the volume-weighted average price of Rambus common stock during the terms of the transaction, less a discount. The program is expected to be completed by the end of the first quarter of 2024.

The accelerated share repurchase program is part of the broader share repurchase program previously authorized by the Rambus Board of Directors.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the terms of Rambus’ accelerated share repurchase program, including timing. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. The forward-looking statements contained in this press release are subject to risks and uncertainties, including those more fully described in Rambus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The forward-looking statements in this press release are based on information available to Rambus as of the date hereof, and Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

Source: Rambus Inc.

Related Links

https://www.rambus.com/